Fractional CHRO Engagement Agreement

Exhibit 10.5

This FRACTIONAL CHRO ENGAGEMENT AGREEMENT (the “Agreement”) dated as of August 6, 2024 (the “Effective Date”) is entered into between ourCHRO, LLC (“ourCHRO” or “we” or “us”) and The Cannabist Company Holdings Inc. (“Cannabist” or “you”). Each of the above-referenced parties is sometimes herein referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties desire that Bryan Olson (“Olson”), the current Chief Human Resources Officer of Cannabist, continue as the Chief Human Resources Officer of Cannabist, but that he do so as a non-employee consultant via ourCHRO, with 50% of his work-time allocated to Cannabist; and

WHEREAS, the Compensation Committee and non-employee Directors of the Board of Cannabist have unanimously approved the arrangement and the compensation elements thereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made in this Agreement, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties, agree as follows:

(1)     SERVICES – Under this Agreement, we will provide to you the consulting services set forth in Exhibit A (the “Services”). All Services will be performed in a professional manner consistent with the level of care, skill, practice, and judgment exercised by other senior HR professionals performing services of a similar nature under similar circumstances by personnel with requisite skills, needed to carry out such work. The Services shall materially conform to any mutually agreed upon specifications or descriptions of Services.

(2)     COMPENSATION

    (2.1)     FEES – Cannabist will pay ourCHRO Twenty Six Thousand Two Hundred Fifty Dollars ($26,250) per month within the first fifteen (15) days of each month during the Term (each a “Monthly Fee”), commencing on August 6, 2024.

        (2.2)    EQUITY GRANTS

        (2.2a)     GOING FORWARD EQUITY GRANTS – ourCHRO shall receive annual equity grants (“Equity Grants”) under the Cannabist Omnibus Long-Term Incentive Plan and any applicable award documents, as may be amended from time to time (“Omnibus Plan”), based upon achievement of corporate and individual goals. Such Equity Grants are subject to all of the terms and conditions of the Omnibus Plan and any applicable award documents. The vesting schedule, exercise timing, and price per unit (as defined in the applicable award agreement) will be determined in accordance with the Omnibus Plan, but will be consistent with the vesting provisions for C-Suite executives of Cannabist. The target annual Equity Grant amount is Five Hundred Thousand US Dollars ($500,000), the number of RSUs or other form of equity to be determined in a manner consistent with the calculations use to determine the number of such equity units for the C-Suite executives of Cannabist.

        (2.2b)    PRIOR EQUITY GRANTS – Any outstanding unvested equity previously granted to Olson under the Omnibus Plan, or any prior equity plan of Cannabist, shall continue to vest during the Term of

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Fractional CHRO Engagement Agreement

this Agreement. For the avoidance of doubt, services provided under this Agreement shall be considered a continuation of services to Cannabist under the applicable award agreements.

    (2.3)    2024 BONUS – Olson will be eligible to participate in Cannabist’s discretionary executive bonus plan (the “Bonus Plan”) for 2024 (the “Bonus Separation Payment”). Such participation will be determined on a pro-rated basis covering the performance period from January 1, 2024 through July 31, 2024 (the “Bonus Performance Term”), subject to terms of the Bonus Plan, with a target bonus of 55% (subject to pro-ration) of Olson’s salary in effect during the Bonus Performance Term, and based upon the achievement of corporate and individual goals. The Bonus Separation Payment will be paid to Olson on the same date that Cannabist pays bonuses to C-Suite executives under the Bonus Plan for 2024. The amount of the Bonus Separation Payment will be determined by Cannabist in good faith.

(2.4)    EXPENSES – In most instances, we anticipate that the Services will be provided without any additional expenses. We will seek your pre-approval before incurring any expenses that would be passed on to you. You agree to reimburse our reasonable, pre-approved expenses incurred in performing the Services (“Expenses”) no later than thirty (30) days following your receipt of such invoice, provided that reimbursement for Expenses may be delayed until such time as we have furnished such documentation for authorized expenses as you may reasonably request.

(3)    TERM – The term of this Agreement will begin on August 6, 2024, and continue until August 5, 2025, and shall continue from year to year thereafter until the effective date of a termination as described in Section 4 below (the “Term”).

(4)    TERMINATION

(4.1)     TERMINATION FOR CAUSE – Cannabist may terminate the Agreement by providing written notice of its intention to terminate the Agreement for Cause. Except as otherwise described in this Section (4.1), such termination shall be effective as of the date following the provision of such notice, as determined by Cannabist. “Cause” means Olson’s or ourCHRO’s: (i) engaging in illegal conduct that was or is materially injurious to Cannabist or its affiliates; (ii) violating a federal or state law or regulation applicable to Cannabist’s business which violation was or is reasonably likely to be injurious to Cannabist, except for any violation of the Controlled Substances Act arising from Cannabist’s cultivation and distribution of marijuana; (iii) material breach of the material terms of this Agreement; (iv) commission of a felony or committing any act of moral turpitude or the misappropriation of material property belonging to Cannabist or its affiliates; (v) engaging in any act that constitutes material misconduct, theft, fraud, embezzlement, misrepresentation, conflict of interest, or breach of fiduciary obligations to Cannabist; (vi) gross negligence or willful failure to follow lawful directions of the Board or the Chief Executive Officer of Cannabist, other than due to illness or incapacity; (vii) unauthorized use or disclosure of proprietary information of Cannabist; (viii) actions or conduct which is detrimental to the business or financial reputation of Cannabist; or (ix) material violation of any material policies of Cannabist; provided that, with respect to subpart (ix), Olson and/or ourCHRO must be provided with written notice of termination for Cause (including an explanation of the basis for Cause) and be provided with a 30-day period following receipt of such notice to cure the event(s) that trigger Cause. The Chief Executive Officer and/or the Compensation Committee of the Board of Directors of Cannabist shall make the final determination in good faith as to whether Olson and/or ourCRHO has cured the existence of Cause.

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Fractional CHRO Engagement Agreement

(4.2)     TERMINATION WITH NOTICE; OR WITH PAYMENT IN LIEU OF NOTICE – Olson may terminate this Agreement at any time and for any reason, provided that written notice is sent at least twelve (12) months prior to the effective date of termination. Beginning on January 6, 2025, Cannabist may terminate this Agreement at any time and for any reason, provided that written notice is sent at least twelve (12) months prior to the effective date of termination. Cannabist may, at its absolute discretion, when terminating Agreement pursuant to Section (4.2), elect to notify ourCHRO in writing that it is exercising its right to terminate the Agreement with immediate effect and that it will be making a payment to ourCHRO in lieu of notice. Cannabist’s payment in lieu of notice shall be equivalent to twelve (12) times the Monthly Fee.

(5)    INDEPENDENT CONTRACT RELATIONSHIP – ourCHRO’s relationship with Cannabist is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. We are solely responsible for all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

(6)     CONFIDENTIALITY – We understand that all information regarding Cannabist or any of your officers or employees that is made available, furnished or communicated to us, or that we otherwise learn during the course of work in connection with this Agreement and any advice, information or recommendations that we provide to Cannabist or any of the above individuals is considered to be confidential, sensitive or proprietary information, and we agree that we will not disclose any such information to any third parties, except and only to the extent required by law in the written opinion of our outside legal counsel after prompt notice to Cannabist (in which case we will cooperate in any reasonable efforts by Cannabist to obtain confidential or other protective treatment of the information) or as otherwise authorized by Cannabist. This paragraph shall not apply to information that is or becomes publicly available through no fault of ourCHRO. Notwithstanding the foregoing, we may retain archival copies of such confidential information, provided that such retained confidential information shall remain subject to the terms of this Agreement.

(7)     NO CONFLICT OF INTEREST – During the Term of this Agreement, we will not accept work, enter into a contract, or accept an obligation inconsistent or incompatible with our obligations, or the scope of services to be rendered for Cannabist under this Agreement.

(8)    INDEMNIFICATION – In the event that Olson is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”) by reason of the fact that he is or was a former employee or officer of Cannabist, or is or was serving at the request of Cannabist as an officer, employee or agent of another corporation, subsidiary, affiliate or a partnership, joint venture, trust or other enterprise (excluding ourCHRO) , or because of conduct properly undertaken by Olson in executing his duties pursuant to this Agreement or otherwise acting at the direction of Cannabist, he shall be indemnified and held harmless by Cannabist to the fullest extent permitted by, and except as prohibited under applicable law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Notwithstanding the foregoing, this indemnification provision shall not apply to any Proceeding initiated by Olson or Cannabist relating to any dispute between Olson and Cannabist. Olson shall be required to reimburse Cannabist for any amounts for which Cannabist indemnified him if he is found by a court of competent jurisdiction to have engaged in willful misconduct with respect to the claims for which he was previously indemnified.

(9)     GENERAL PROVISIONS

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Fractional CHRO Engagement Agreement

(9.1)    CANNABIST ISSUED COMPUTER EQUIPMENT – All computer equipment issued by Cannabist to Olson during his time employed by the Company, shall be retained by him during the Term of this Agreement.

(9.2)    GOVERNNING LAW – This Agreement will be governed by the laws of the State of Florida. In the event of any dispute or controversy between the parties with respect to the matters contemplated in the Agreement, the parties consent to the sole and exclusive jurisdiction of the state and federal courts sitting in the State of Florida and waive any defense to the jurisdiction thereof based on lack of jurisdiction, improper venue, forum non conveniens, or otherwise.

(9.3)    SUCESSORS AND ASSIGNS – This Agreement will be binding on and inure to the benefit of the successors and assigns of the respective parties, including (without limitation) any successor organization to your company.

(9.4)    ENTIRE AGREEMENT – This Agreement contains the entire understanding of the parties with respect to the subject matter contained in the Agreement. All express or implied representations, agreements and understandings with respect to the subject matter of the Agreement, either oral or written, previously made are expressly superseded by this Agreement. This Agreement may be amended or modified only by a written instrument duly executed by both parties.

The parties have executed this Agreement as of the Effective Date.

ourCHRO, LLC By: Name: Bryan L. Olson Title: Founder & Global Managing Partner	THE CANNABIST COMPANY HOLDINGS INC. By: Name: David Hart Title: Chief Executive Officer

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Fractional CHRO Engagement Agreement

EXHIBIT A
Description of Services

The Services to be provided under this Agreement are as follows:

•Bryan Olson to allocate fifty percent (50%) of his working time to function as the Chief HR Officer for Cannabist, with the following key deliverables:

oOverseeing all aspects of the Human Resources function, including developing and executing human resource strategy in support of the overall business plan and strategic direction of the organization, specifically in the areas of labor & employee relations, recruiting, talent management, change management, organizational design, culture, employee engagement, performance management, training & development, diversity & inclusion, payroll, and compensation & benefits

oManage the relationship with the Compensation Committee of the Board of Directors and function as its Secretary and, upon request, assist with transition of those responsibilities

oProviding guidance, advice, counsel, and support to executives in the Human Resources function

oFunctioning as a member of, and strategic advisor to, the senior leadership team

oContinuing to represent Cannabist on the A-Frame Board, and remaining listed on cannabis licenses, as needed

•If the agreement with Sherry Gingerich (currently contracted under an agreement between Cannabist and Ask Sherry LLC) is continued beyond March 2025, her services would be provided under this Agreement, and would reduce Olson’s time allocated to Cannabist on an hour-for-hour basis

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